Exhibit 99.1

Mastercard Names Ann Cairns Vice Chairman
Gilberto Caldart Appointed President, International
Carlo Enrico to Lead Latin America and Caribbean Region

PURCHASE, N.Y. – April 5, 2018 – Mastercard today announced the appointment of Ann Cairns as vice chairman, effective June 1, 2018. Gilberto Caldart succeeds her as president, International. Both will report to Ajay Banga, president and CEO.

Cairns, who had been president, International since 2011, becomes vice chairman, focusing on a range of strategically important initiatives like inclusion and the empowerment and promotion of women within the company and in the communities it serves. She will also continue to serve as an ambassador with senior partners and foundations around the world.

"Ann has significantly grown our international business over the past seven years,” said Banga. “Her deep understanding and appreciation of local cultures and expectations has been a tremendous asset. Not only has she has built sustainable, strong growth, Ann has served as a catalyst beyond payments, championing inclusion, the empowerment of women and talent development at all levels of the company. We look forward to her continued contributions in this new role.”

Prior to joining Mastercard, Cairns served as the head of Alvarez & Marsal’s financial industry services group in London, where she led the European team managing Lehman Brothers Holdings International through the Chapter 11 process.

Earlier, Cairns was CEO, Transaction Banking at ABN-AMRO, and spent 15 years in senior operational positions at Citigroup. In total, she has more than 25 years of experience working in senior management positions across Europe and the U.S., running global retail and investment banking operations.

She sits on the group board of Intercontinental Exchange (ICE) and is chair of ICE Clear Europe.

Caldart to Expand Efforts to Global Stage
As president, International, Caldart will be responsible for the management of all customer-related activities outside of North America. He will leverage the company’s seamless global structure to continue to drive value to customers, consumers and shareholders.

Since 2013, Caldart has led Mastercard’s Latin America and Caribbean region. In this role, he has evolved the company’s technology to transform the way people, governments and businesses buy and pay for things.

“Gilberto has a unique, global perspective rooted in and informed by his experiences across both developed and emerging markets,” said Banga. “He’s known by our customers and our partners across many geographies. His commitment to our teams and contribution to our strategy makes Gilberto an ideal leader to build on today’s foundation and continue the momentum in our international markets.”

Caldart originally joined Mastercard in 2008 as president of the company’s GeoSouth Division, where he managed the company’s operations in Argentina, Chile, Uruguay, Paraguay, Peru, Bolivia and Brazil. He had previously spent 26 years at Citigroup in various leadership positions in Brazil and New York.

Most notably, he led Citi Brazil’s Retail Banking division, Consumer Finance and Cards business for over six years. During his time at Citigroup, Caldart was on the boards of Credicard and Redecard, where he played a critical role in the restructuring of the Credicard Group in Brazil.

Changes to European Leadership
Also on June 1, Carlo Enrico will assume the role of president of the Latin America and Caribbean region, replacing Caldart, and will be based in Miami. He currently serves as division president for Western Europe, responsible for driving the business in Belgium, Luxembourg, The Netherlands, France, Portugal, Italy and Spain.

He joined Mastercard in 2012, serving in several senior roles, including division president for Central Eastern Europe. Enrico had previously served as CEO of BancoPosta, the financial services division of Poste Italiane in Italy, in addition to senior roles at Banco di Sicilia, Capitalia Group and Goldman Sachs.

About Mastercard
Mastercard (NYSE: MA), www.mastercard.com, is a technology company in the global payments industry. Our global payments processing network connects consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories. Mastercard products and solutions make everyday commerce activities - such as shopping, traveling, running a business and managing finances - easier, more secure and more efficient for everyone. Follow us on Twitter @MastercardNews, join the discussion on the Beyond the Transaction Blog and subscribe for the latest news on the Engagement Bureau.

Contact: Seth Eisen, seth.eisen@mastercard.com, 914-249-3153